AllianceBernstein Mid- Cap Growth Fund, Inc.
811-00204


77.D0  Policies with respect to security investment





THE ALLIANCEBERNSTEIN GROWTH FUNDS
-AllianceBernstein Growth Fund
-AllianceBernstein Small/Mid Cap Growth Fund
-AllianceBernstein U.S. Strategic Research Portfolio
-AllianceBernstein Global Thematic Growth Fund
-AllianceBernstein Global Growth Fund
-AllianceBernstein International Growth Fund
-AllianceBernstein Greater China 97 Fund
____________________________________________________________________

Supplement dated March 28, 2011 to the Summary Prospectuses and Prospectus dated November 1, 2010 of the AllianceBernstein Growth Funds offering Class A, Class B, Class C and Advisor Class shares, as applicable, of AllianceBernstein Growth Fund, AllianceBernstein Small/Mid Cap Growth Fund, AllianceBernstein U.S. Strategic Research Portfolio, AllianceBernstein Global Thematic Growth Fund, AllianceBernstein Global Growth Fund, AllianceBernstein International Growth Fund and AllianceBernstein Greater China 97 Fund and to the Summary Prospectuses and Prospectus dated November 1, 2010 of the AllianceBernstein Growth Funds offering Class A, Class R, Class K and Class I shares of AllianceBernstein Growth Fund, AllianceBernstein Small/Mid Cap Growth Fund, AllianceBernstein Global Thematic Growth Fund, AllianceBernstein Global Growth Fund and AllianceBernstein International Growth Fund (the Prospectuses).
Each of the Funds listed above is hereinafter referred to as a Fund or collectively, the Funds.


AllianceBernstein Small/Mid Cap Growth Fund
The following replaces the third and fourth sentence in the first paragraph under the heading Principal Strategies in the Prospectuses with respect to the Fund.

For these purposes, small and mid-capitalization companies are generally those companies that, at the time of investment, fall within the lowest 25% of the total U.S. equity market capitalization (excluding, for purposes of this calculation, companies with market capitalizations of less than $10 million). As of December 31, 2010, there were approximately 4,401 companies within the lowest 25% of the total U.S. equity market capitalization (excluding companies with market capitalizations of less than $10 million) with market capitalizations ranging from $10 million to $11.9 billion.

The following is added as the last sentence of the first paragraph under the heading Principal Strategies in the Prospectuses with respect to the Fund.

In the future, the Fund may define small- and mid-capitalization companies using a different classification system


Ablegal/ASMCGF/Item 77D0 for nsar 7-11